EXHIBIT 10.1
To the Board of Directors

SILVERHILL MANAGEMENT SERVICES, INC.

I hereby resign as an officer of Silverhill Management Services, Inc., a Delaware corporation, effective today.

This resignation is not the result of a disagreement with management regarding the operations, policies or practices of the Company, but to allow me to pursue other interests.

Very truly yours,
/s/ Robert Steele

Robert Steele
Dated: June 30 , 2011